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                                                                   Exhibit 10.22

March 4, 1999



Ms. Connie F. O'Briant
9125 Forest Wind Drive
Collierville, TN  38017

Dear Connie:

         This letter agreement is intended to set forth the arrangements between you, BridgeStreet Accommodations, Inc. (the "Company") and Temporary Housing Experts, Inc. ("THEI") with respect to the termination of your employment with the Company.

         1. Your Employment Agreement dated as of December 30, 1996 between the Company's subsidiary, THEI, and you (the "Employment Agreement") and your employment by the Company is terminated effective as of March 4, 1999 (the "Termination Date"), except for the provisions of Sections 7, 8 and 13 of the Employment Agreement which remain and shall remain in full force and effect. Effective as of the Termination Date, you resigned as an officer and/or director of the Company and as an officer and/or director of THEI and the Company's other subsidiaries, and this letter agreement shall constitute your resignation.

         2. (a) From the date of this Agreement until December 31, 1999 (the "Payment Period"), THEI will pay to you installments of your base salary at the rate in effect as of the Termination Date at such times as though you were employed with THEI throughout such period. During the Payment Period, if a change in control of the Company should occur, all remaining installment payments of your base salary will be paid to you within ten business days of the effective date of the change in control. THEI shall deduct any applicable withholding taxes and similar required or authorized deductions.

            (b) During the Payment Period, you will be eligible to participate in THEI's medical insurance plan, subject to the terms and conditions of the plan. Such participation shall be on the same terms and conditions as apply to executive level employees of THEI.

            (c) Although you have ceased to be an employee of THEI, you shall be available to provide such operations and management consulting services as an independent contractor to the Company and its subsidiaries during the Payment Period as the Company shall reasonably request, not to exceed a reasonable commitment of time to be determined by you. The Company and any officers of the Company seeking your advice or requesting you to act will, insofar as reasonably practicable, consider your convenience in the timing of their requests, and your failure or inability, by reason of temporary illness or other cause beyond your control or because of absence for reasonable periods, to respond to such requests during any such temporary period shall not be deemed to constitute a default on your part in the performance of your obligation to render such services. Other than the payments described in Section 2(a), you shall not be entitled to any other compensation for any consulting services provided.


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Connie F. O'Briant
March 4, 1999
Page 2.


         3. You hereby acknowledge that there are no other benefits, compensation or remuneration of any kind owing to you from THEI and the Company, including, without limitation, any accrued vacation or sick pay, other than your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985. As an independent contractor of the Company, you shall not be entitled to participate in, accrue any benefits under, or receive any payments from any employee welfare benefit or retirement plans or arrangements that the Company may provide to its employees; and the fees paid under this Agreement shall not be deemed to be salary or other compensation to you for purposes of any such plans or arrangements.

         4. You agree that all source code, object code, memoranda, notes, records, charts, reports, letters and other documents and software made, compiled, received, held or used by you while employed by the Company, THEI or the Company's other sibsidiaries concerning any phase of the business of the Company, THEI or the Company's other subsidiaries, are the Company's property and, together with all reproductions or abstracts thereof and together with all Company credit cards and keys, have been returned to the Company.

         5. You hereby acknowledge and agree that this Agreement is intended to be a complete and final settlement of any and all causes of action or claims that you have had, now have or may now have, whether known or unknown against the Company, THEI and the Company's other subsidiaries or any of the persons or entities specified below, including without limitation, all causes of action or claims in any way related to or arising out of or in connection with your employment by THEI and/or its termination or pursuant to any federal, state or local employment laws, regulations, executive orders or other requirements such as Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, and the Americans with Disabilities Act of 1990, as they may be amended, or the acquisition by the Company of Temporary Housing Experts, Inc. or any transactions related thereto (collectively, "Claims"). You hereby release, waive and discharge any and all such Claims against the Company, THEI and the Company's other subsidiaries and its respective affiliates and past, present and future directors, officers, agents, employees, shareholders, promoters, successors and assigns, and you hereby agree that neither you nor any of your heirs or personal representatives will ever assert in any forum any such cause of action or claim.

         Without limiting in any way the generality of the foregoing release, it is expressly agreed that you waive, release and forego any chance, rights or opportunity to seek reemployment or reinstatement to employment with the Company or any subsidiary of the Company, at any location, now or ever in the future and that you shall not apply for or seek in any way to be reinstated, reemployed or hired by any of them in the future.

         6. The Company hereby releases, waives and discharges you and your successors and assigns from and against all causes of action or claims that it ever had, now has or may now have, whether known or unknown, against you, other than causes of action or claims arising in connection with your intentional misconduct or fraudulent acts, in connection with that certain Agreement and Plan of Merger dated as of December 30, 1996 among the Company, you, Temporary Housing Experts, Inc. and certain of its affiliated companies (the "Merger Agreement") or in connection with your non-competition letter agreement to the Company dated December 30, 1996 (the "Non-Competition Agreement"). The Company hereby represents and warrants to you that it currently knows of no claims against you which are of the type excluded from the foregoing release.

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Connie O'Briant
March 4, 1999
Page 3.


         7. You hereby agree not to disclose to any person (except your spouse, attorney or financial advisor), organization or agency the terms of this Agreement except as may be required by law. You also acknowledge and agree that the restrictions against disclosure and use of confidential information set forth in Section 7 of the Employment Agreement remain in full force and effect and shall apply to any Confidential Information (as defined in the Employment Agreement) of the Company or its subsidiaries obtained by you during the Payment Period.

         8. The Company and you each agree with the other not to discuss with any person or entity the circumstances surrounding your employment with or separation from the Company, except to the extent required by law. You agree not to make any adverse remarks whatsoever concerning the business, operations, strategies, policies, prospects, affairs and financial condition of the Company. The Company agrees that it will not make any adverse remarks whatsoever concerning you and that it will instruct its executive officers, directors and other management level employees whom you request in writing to the Company to be so instructed not to make any adverse remarks whatsoever concerning you. The Company and you agree that any public disclosure of this Agreement or of the circumstances of your departure from the Company shall be agreed upon by both parties prior to its disclosure, other than disclosure required by law, provided, however, that with regard to disclosure required by applicable securities laws, only factual disclosures made under such securities laws may be made without your prior agreement.

         9. It is expressly understood and agreed that by entering into this Agreement, the Company and THEI in no way thereby admits that it unlawfully or wrongfully discriminated against you due to your age or status or otherwise treated you unlawfully.

         10. All payments to be made to you and benefits to be made available to you in accordance with the terms of this Agreement, and the performance by the Company and THEI of its other obligations hereunder, shall be conditioned on your continued compliance with the covenants set forth in this Agreement and in your non-competition letter agreement dated December 30, 1996 (the "Non-Competition Agreement").

         11. The Company and you agree that irreparable damages would occur in the event that Sections 2, 4, 7 and 8 of this Agreement were not performed by the party obligated thereunder in accordance with their specific terms. It is accordingly agreed that the other parties will be entitled to an injunction or injunctions to prevent breaches of the party obligated thereunder and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

         12. If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

         13. For a period of seven days following your execution of this Agreement, you may revoke this Agreement, and this Agreement shall not become effective or enforceable until this seven-day revocation period has expired. No payments provided for by this Agreement will be made until after this seven-day period has expired without your revoking this Agreement.

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Connie F. O'Briant (March 4, 1999) Page 4.


         14. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to conflicts of law principles. The obligations of the Company and THEI and you hereunder shall inure to the benefit of and be binding on the respective heirs, personal representatives, successors and assigns of the parties. This Agreement embodies the entire agreement and understanding between you, the Company and THEI concerning your employment and the termination thereof and incorporates and supersedes all other agreements with regard to your employment and the termination thereof. This Agreement shall not affect your obligations under the Agreement and Plan of Merger dated as of December 30, 1996 among the Company, THEI and others or the Non-Competition Agreement.

         15. This Agreement may be amended or modified only upon the written mutual consent of the parties.

         16. You hereby acknowledge and agree that (a) you understand the provisions of this Agreement, (b) your agreement hereunder is knowing and voluntary, (c) you have been afforded a full and reasonable opportunity of at least twenty-one days to consider its terms and to consult with or seek advice from any attorney or any other persons of your choosing and (d) you have been advised by the Company to consult with an attorney prior to executing this Agreement and have, in fact, consulted with an attorney.

         If the foregoing is in accordance with your understanding, please sign and return the enclosed copy of this letter, whereupon this letter and such copy will constitute a binding agreement between you, the Company and THEI on the basis set forth above.

                                Very truly yours,

                                BRIDGESTREET ACCOMMODATIONS, INC.


                                By /s/ John E. Danneberg
                                   ------------------------------------
                                   Its President


                                TEMPORARY HOUSING EXPERTS, INC.


                                By /s/ John E. Danneberg
                                   -------------------------------------
                                   Its Chief Executive Officer



Acknowledged and Agreed to:

/s/ Connie F. O'Briant
--------------------------------
Connie F. O'Briant